Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS SECOND QUARTER OPERATING INCOME OF $743 MILLION AND

COMBINED RATIO OF 88.7% DRIVEN BY STRONG

CURRENT ACCIDENT YEAR UNDERWRITING RESULTS AND LOW

CATASTROPHE LOSSES

•	Operating return on equity of 12.6%

•	Total net premiums written up 4.5%; up 6.5% in constant dollars

•	Year-to-date net income and operating income both up over 50%

•	Book value up 1.3% for the quarter, 5.9% for the year

•	Full-year guidance, updated for year-to-date results and crop insurance impact, is now $7.20 - $7.60 per share in after-tax operating income

ZURICH – July 24, 2012 – ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2012, of $0.96 per share, compared with $1.74 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $2.17 per share, compared with $1.97 per share for the same quarter last year.(2) Book value and tangible book value increased 1.3% and 1.8%, respectively, from March 31, 2012. Book value and tangible book value per share now stand at $75.98 and $61.75, respectively. Annualized operating return on equity for the quarter was 12.6%.(2) The property and casualty (P&C) combined ratio for the quarter was 88.7%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change
Net income	$328	$594	(45)%	$0.96	$1.74	(45)%
Net realized gains (losses), net of tax	(415)	(79)	NM	(1.21)	(0.23)	NM

Income excluding net realized gains (losses), net of tax (2)	$743	$673	10%	$2.17	$1.97	10%

For the six months ended June 30, 2012, net income was $3.80 per share, compared with $2.48 per share for 2011; income excluding net realized gains (losses) was $4.22 per share, compared with $2.74 per share for 2011. Book value increased $1.4 billion, up 5.9% from December 31, 2011, and tangible book value increased $1.4 billion, up 7.2%. The P&C combined ratio for the six months ended June 30, 2012, was 88.9%.

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2012	2011	Change	2012	2011	Change
Net income	$1,301	$844	54%	$3.80	$2.48	53%

Net realized gains (losses), net of tax	(143)	(88)	63%	(0.42)	(0.26)	62%

Income excluding net realized gains (losses), net of tax (2)	$1,444	$932	55%	$4.22	$2.74	54%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a very strong second quarter, with excellent operating results that were ahead of plan despite a challenging and slowing global economy. After-tax operating income was $743 million, up 10% from last year, and our operating ROE was 12.6%. Our underwriting results this quarter were again distinguishing, with a P&C combined ratio of 88.7%. ACE’s operating performance has been strong all year with earnings for the first six months exceeding $1.4 billion or $4.22 per share. Book value, which grew 1.3% in the quarter and is up almost 6% for the year, was impacted by the eurozone debt crisis and the consequent flight to safety, which affected foreign exchange, interest rates and equity markets.

“Total company net premiums written grew 4.5% in the quarter, or 6.5% adjusting for the impact of foreign exchange. As we said last quarter, our premium growth rate has been accelerating as the year progresses. We are benefiting from strong, broad-based growth, both geographic and product, along with an improving P&C price environment globally. For the first time, pricing in our international P&C operations in aggregate turned positive, whereas for our U.S. business, rates continued to rise, up 4.7% on average for the quarter.

“Drought conditions in the U.S. are impacting our crop insurance business and will affect our earnings in the second half of the year as described in our updated guidance. Crop insurance aside, we are optimistic about our revenue and earnings prospects for the balance of the year and we are well positioned to take advantage of the positive trend in P&C prices globally. At the same time, we are mindful of the economic and political headwinds – beginning with the eurozone crisis and the U.S. fiscal cliff, which are impacting economic conditions and business confidence in the U.S., China and the balance of the world – and the uncertainties these present.”

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Operating highlights for the quarter ended June 30, 2012, were as follows: (1)

•	Total company net premiums written increased 4.5%. On a constant-dollar basis, total company net premiums written increased 6.5%.

•	P&C net premiums written increased 5.3%. On a constant-dollar basis, P&C net premiums written increased 7.4%.

•	P&C underwriting income was $374 million compared with $239 million in 2011.

•	The P&C combined ratio was 88.7% compared with 92.7% last year.

•	Favorable prior period development pre-tax was $113 million, representing 3.4 percentage points of the combined ratio, compared with $146 million last year.

•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $55 million and $41 million, respectively, compared with $134 million and $101 million, respectively, in 2011.

•	The current accident year combined ratio excluding catastrophe losses was 90.4% compared with 93.1% last year.

•	The P&C expense ratio for the quarter was 29.2% compared with 29.6% last year.

•	Operating cash flow was $811 million for the quarter.

•	Net loss reserves increased $66 million in the quarter after adjusting for foreign exchange.

•

Net investment income for the quarter decreased 5.5% to $537 million due to lower new money rates and the negative impact of foreign exchange, partially offset by higher distributions from private equity funds.

•	Net realized losses from derivative accounting related to variable annuity reinsurance were $397 million. Year-to-date, the net loss is $121 million.

•	Foreign exchange had a negative impact in the quarter, reducing net income by $24 million and book value by $103 million.

•	Annualized operating return on equity was 12.6% for the quarter. (2) Annualized return on equity computed using net income was 5.1%.

•

Book value per share (2) increased 1.2% to $75.98 from $75.09 at March 31, 2012, and increased 5.2% from $72.22 at December 31, 2011. The book value amounts reflect the effects of new accounting guidance for deferred acquisition costs that is retroactively applied to periods prior to January 1, 2012. (3)

•	Tangible book value per share (2) increased 1.7% to $61.75 from $60.74 at March 31, 2012, and increased 6.5% from $57.97 at December 31, 2011.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2012, include:

•	Insurance-North American: Net premiums written increased 7.2%. Adjusted for crop insurance, net premiums written increased 10.3%. The combined ratio was 89.2% compared with 95.1%.

•	Insurance-Overseas General: Net premiums written increased 2.2%. On a constant-dollar basis, net premiums written increased 6.7%. The combined ratio was 89.3% compared with 91.6%.

•	Global Reinsurance: Net premiums written increased 9.4%. On a constant-dollar basis, net premiums written increased 9.9%. The combined ratio was 66.1% compared with 67.9%.

•	Life: Operating income was $79 million compared with $88 million.

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The company is updating guidance for full-year 2012. The range is now $7.20 to $7.60 per share in after-tax operating income for the year. First, the update reflects the positive prior period reserve development and lower-than-planned catastrophe losses in the first half of $0.74 per share. Second, the update includes a reduction of $0.19 per share to reflect a projected third quarter increase in the year-to-date crop insurance loss ratio. Finally, the update includes estimated catastrophe losses of $270 million after tax for the second half of the year. Guidance for the balance of the year is for the current accident year only.

Please refer to the ACE Limited Financial Supplement, dated June 30, 2012, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will host its second quarter earnings conference call and webcast on Wednesday, July 25, 2012, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 888-516-2435 (within the United States) or 719-325-2339 (international); passcode 3462560. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, August 8, 2012 and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 3462560.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.
(2)	Non-GAAP Financial Measures:

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Annualized operating return on equity (ROE) or annualized ROE calculated using income excluding net realized gains (losses) is a non-GAAP financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Book value per common share is shareholders’ equity divided by the shares outstanding.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

See reconciliation of Non-GAAP Financial Measures on pages 21-22 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

(3)	Refer to the Financial Supplement page 1 for further detail.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2012	December 31 2011

Assets
Investments	$57,681	$55,676
Cash	617	614
Insurance and reinsurance balances receivable	4,985	4,387
Reinsurance recoverable on losses and loss expenses	11,752	12,389
Other assets	15,666	14,255

Total assets	$90,701	$87,321

Liabilities
Unpaid losses and loss expenses	$36,850	$37,477
Unearned premiums	7,044	6,334
Other liabilities	21,045	19,178

Total liabilities	64,939	62,989

Shareholders’ equity
Total shareholders’ equity	25,762	24,332

Total liabilities and shareholders’ equity	$90,701	$87,321

Book value per common share (2)	$75.98	$72.22

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Gross premiums written	$5,653	$5,423	$10,440	$10,067
Net premiums written	4,130	3,953	7,702	7,399
Net premiums earned	3,783	3,757	7,164	7,066
Losses and loss expenses	2,119	2,226	3,923	4,489
Policy benefits	102	108	249	199
Policy acquisition costs	619	612	1,201	1,171
Administrative expenses	514	518	1,024	1,017

Underwriting income (2)	429	293	767	190

Net investment income	537	569	1,081	1,113
Net realized gains (losses)	(394)	(73)	(134)	(118)
Interest expense	62	62	124	125
Other income (expense):
Gains (losses) from separate account assets (2)	(14)	—	4	—
Other	(20)	(12)	(35)	1
Income tax expense	148	121	258	217

Net income	$328	$594	$1,301	$844

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.17	$1.97	$4.22	$2.74
Net income	$0.96	$1.74	$3.80	$2.48

Weighted average diluted shares outstanding	342.7	341.7	342.2	340.6

Loss and loss expense ratio	59.5%	63.1%	58.3%	68.1%
Policy acquisition cost ratio	16.1%	16.1%	16.7%	16.3%
Administrative expense ratio	13.1%	13.5%	13.9%	14.1%

Combined ratio	88.7%	92.7%	88.9%	98.5%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Gross Premiums Written

Insurance - North American	$2,856	$2,714	$4,868	$4,672
Insurance - Overseas General	1,952	1,898	3,936	3,806
Global Reinsurance	332	298	611	628
Life	513	513	1,025	961

Total	$5,653	$5,423	$10,440	$10,067

Net Premiums Written

Insurance - North American	$1,860	$1,735	$3,153	$3,020
Insurance - Overseas General	1,475	1,443	3,003	2,853
Global Reinsurance	309	282	572	597
Life	486	493	974	929

Total	$4,130	$3,953	$7,702	$7,399

Net Premiums Earned

Insurance - North American	$1,652	$1,604	$2,939	$2,950
Insurance - Overseas General	1,420	1,415	2,811	2,693
Global Reinsurance	237	254	467	514
Life	474	484	947	909

Total	$3,783	$3,757	$7,164	$7,066

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$335	$282	$669	$545
Insurance - Overseas General	232	221	446	230
Global Reinsurance	149	144	286	131
Life	79	88	163	156
Corporate	(52)	(62)	(120)	(130)

Total	$743	$673	$1,444	$932

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